Exhibit 10.18

PUT OPTION AGREEMENT

THIS PUT OPTION AGREEMENT (“Agreement”) is dated as of 27 October 2013 (the “Signing Date”), by and between Monsanto Company, a Delaware corporation (“Monsanto”), and Evogene Ltd., an Israeli company (“Evogene”).

WHEREAS, Evogene is a publicly-traded company whose securities are listed for trade on the Tel Aviv Stock Exchange Ltd. (hereinafter the “TASE”); and

WHEREAS, Monsanto and Evogene are parties to that certain Amended and Restated Collaboration Agreement (as defined below), and contemporaneously with the signing of this Agreement are entering into an amendment to the Amended and Restated Collaboration Agreement (the “2nd Amended and Restated Collaboration Agreement”); and

WHEREAS, the Parties have agreed that Monsanto shall grant Evogene the New Put Option (as defined below), entitling Evogene to require Monsanto to invest US$12,000,000 in Evogene in consideration for Ordinary Shares of Evogene, exercisable at the times, and subject to additional terms and conditions, as set forth in this Agreement; and

WHEREAS, Monsanto and Evogene are parties to that certain Share Purchase Agreement dated 27 August 2008, as amended on September 21, 2011, November 14, 2011 and November 28, 2011 (collectively, the “Share Purchase Agreement”); and

WHEREAS, the Parties have also agreed to terminate the Original New Put Option (as defined below) set forth in the Share Purchase Agreement, and instead to increase the royalties rate and milestone payments to which Evogene was entitled pursuant to the Amended and Restated Collaboration Agreement, as set forth in the 2nd Amended and Restated Collaboration Agreement.

NOW, THEREFORE, it is agreed by and between the parties as follows:

1.	Preamble, Appendices and Interpretation

1.1	The preamble to this Agreement constitutes an integral part hereof and is to be read as one with the remaining clauses thereof.

1.2	In this Agreement, unless otherwise expressly stated, the terms set out below shall bear the meaning appearing opposite them:

a.	“Amended & Restated Collaboration Agreement” – the Amended & Restated Collaboration Agreement between the parties dated November 28, 2011, relating to developing transgenic yield and stress traits in certain agricultural crops.

b.

“Material Announcement” – means any earnings release or any public announcement for which Evogene would be required to file (i) an immediate report under Chapter C of the Israeli Securities Regulations (Periodic and Immediate Statements) 5730-1970, other than immediate reports (the “Excluded Reports”) filed pursuant to sections 31 (to the extent such report relates to option exercises by directors, employees or service providers), 31A, 31B, 31E, 32 (to the extent such report relates to option exercises by directors, employees or service providers), 33 (other than regarding changes as a result of which a person became the holder of an interest in a control bloc), 34 (other than regarding a change in the Company’s CEO), 35, 36B (to the extent that such report relates to an Annual Meeting other than an Annual Meeting for which an item is included on the agenda for which Evogene otherwise would have to convene an extraordinary general meeting if it was not able to address the issue at the annual meeting), 36C (to the extent that such report relates to an Annual Meeting other than an Annual Meeting for which an item is included on the agenda for which Evogene otherwise would have to convene an extraordinary general meeting if it was not able to address the issue at the annual meeting) or 36D (to the extent that such report relates to an Annual Meeting other than an Annual Meeting for which an item is included on the agenda for which Evogene otherwise would have to convene an extraordinary general meeting if it was not able to address the issue at the annual meeting) of the Israeli Securities Regulations (Periodic and Immediate Statements) 5730-1970, or (ii) if the Ordinary Shares are then traded on the New York Stock Exchange (or any other United States stock exchange), a current report under the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder, other than current reports the subject matter of which would require filing an Excluded Report.

c.	“Maximum Exercise Price” – means US$ 17.00.

d.	“Minimum Exercise Price” – means US$ 7.00.

e.	“Exercise Date” – the date on which Evogene delivers the Exercise Notice (as defined in clause 2(b)) to Monsanto.

f.

“New Put Option Exercise Price” – means (i) the average closing price of the Ordinary Shares on the TASE, in U.S.$, on the 30 trading days immediately prior to the Exercise Date or (ii) if, on the Exercise Date, the Ordinary Shares are already traded on the New York Stock Exchange (or any other United States stock exchange), then the New Put Option Exercise Price will be the average closing price (in U.S.$) of the Ordinary Shares on the New York Stock Exchange (or such other United States stock exchange, as applicable) on the 30 trading days (on the relevant stock exchange) immediately prior to the Exercise Date; provided, however, that the New Put Option Exercise Price, whether calculated based on the TASE closing price or the relevant U.S. stock exchange closing price, shall not be higher than the Maximum Exercise Price or lower than the Minimum Exercise Price.

For purposes of clause (i), the New Put Option Exercise Price will be determined by converting the NIS closing price of the Ordinary Shares on the TASE on each of such 30 trading days into U.S.$, based on the exchange rate reported by the Bank of Israel on each such day, and then calculating the average of such U.S.$ closing prices.

g.	“Ordinary Shares” – means Ordinary Shares of Evogene, having a par value of NIS 0.01 each, or such other par value as shall be in effect at the relevant time, if prior thereto Evogene effects a share split or reverse share split of its Ordinary Shares.

h.	“Put Option Investment Amount” – US$ 12,000,000, as may be reduced in accordance with clause 3 below.

i.	“Regulations” – the regulations that were promulgated under the Securities Law.

j.	“Securities Act” – the U.S. Securities Act of 1933, as amended.

k.	“Securities Law” – the Israeli Securities Law -1968.

l.	“U.S. IPO” – an initial public offering of Evogene securities in the United States.

2.	New Put Option

a.	Subject to Evogene issuing to Monsanto a letter from Evogene’s Chief Executive Officer confirming that the Board of Directors of Evogene has approved the grant of the New Put Option to Monsanto and a letter from the Chairman of Evogene’s Board of Directors pursuant to Section 282 of the Israeli Companies Law – 1999 confirming that all approvals required by Evogene for the grant of the New Put Option have been obtained, Monsanto hereby irrevocably grants Evogene an option (hereinafter the “New Put Option”) pursuant to which Evogene may issue to Monsanto such number of Ordinary Shares as obtained by dividing the Put Option Investment Amount by the New Put Option Exercise Price (hereinafter the “New Put Option Shares”), at a price per New Put Option Share of the New Put Option Exercise Price and for an aggregate consideration in the amount of the Put Option Investment Amount, that will be paid by Monsanto in US dollars. Partial exercise of the New Put Option shall be subject to the written consent of the Parties. Monsanto agrees that it shall not transfer any of the New Put Option Shares during the 45-day period following purchase of the New Put Option Shares pursuant to the New Put Option. The 45-day holding period described in this clause (a) above shall not apply in the event of an exercise of the option immediately prior to a COC Event (as defined below) of Evogene.

b.

Subject to Evogene issuing to Monsanto a letter from Evogene’s Chief Executive Officer confirming that the Board of Directors of Evogene has approved the issuance of the New Put Option Shares (as defined below) to Monsanto and a letter from the

Chairman of Evogene’s Board of Directors pursuant to Section 282 of the Israeli Companies Law – 1999 confirming that all approvals required by Evogene for the issuance of the New Put Option Shares have been obtained, exercise of the New Put Option may be made by Evogene at any time, but subject to clause 2(c), commencing on the earlier of: (i) 180 days after the closing of a U.S. IPO (the “IPO Exercise Trigger Date”) or (ii) February 1, 2016; and Evogene’s right to exercise the New Put Option shall terminate on the earlier of: (x) six (6) months after the IPO Exercise Trigger Date or (y) July 15, 2016 (inclusive). For the avoidance of doubt, the New Put Option cannot be exercised after, and shall automatically terminate as of 11:59 p.m. Israeli time on, July 15, 2016. The New Put Option may be exercised by Evogene during the relevant period by notice in writing of Evogene to Monsanto (hereinafter the “Exercise Notice”).

c.	At any time that Evogene makes a Material Announcement, Evogene’s right to exercise the New Put Option shall be suspended for at least three (3) trading days. Evogene shall compare the closing trading price on the day of the Material Announcement to the closing trading price on the third (3rd) trading day after the Material Announcement. If the difference between the two closing trading prices is five percent (5%) or more, Evogene’s right to exercise the New Put Option shall be suspended until the opening of trading on the fifteenth (15th) trading day after the date of the Material Announcement. For the purposes of this clause 2(c), (i) if the Ordinary Shares are not then traded on the New York Stock Exchange (or any other United States stock exchange), “trading day” shall mean a trading day of the TASE and (ii) if the Ordinary Shares are then traded on the New York Stock Exchange (or any other United States stock exchange), “trading day” shall mean a trading day of relevant United States stock exchange on which the Ordinary Shares are traded.

d.	Immediately after delivery of the Exercise Notice, Evogene will proceed to obtain the approval of the TASE to issue and list the New Put Option Shares for trading (the “TASE Approval”). Additionally, if the Ordinary Shares are not listed on a U.S. exchange at such time, Evogene will proceed to publish an immediate report (‘current report’) pursuant to the Securities Law Regulations (Private Offering of Securities in a Listed Company), 2001 (the “Private Offering Regulations”) and, if the Ordinary Shares are listed on a U.S. exchange at such time, Evogene shall submit information relating to the Exercise Notice on Form 6-K to the U.S. Securities and Exchange Commission.

Upon receipt of the Exercise Notice by Monsanto, Evogene and Monsanto shall each use commercially reasonable efforts to complete the Premerger Confirmation (as defined below) as soon as reasonably practicable and shall provide the other party with all information reasonably required in order to assist the other party to determine whether there are any premerger notification obligations under applicable competition laws or orders, and if required by such laws or orders, to file a premerger notification. The receiving party shall keep any such information provided in strict confidence, shall use it solely for the purpose of the above purposes, and to the extent practicable shall obtain confidential treatment of such information by the authorities. Each party shall be responsible for determining any applicable premerger notification obligations triggered by such party’s business or other circumstances and informing the other party of such obligations.

e.	It is hereby agreed that the consummation of the transactions required by the exercise of the New Put Option, including the issuance of the New Put Option Shares under this Agreement, is subject to: (i) the TASE Approval, and (ii) Evogene and Monsanto confirming, each with respect to any obligations triggered by such party’s business or other circumstances, the absence or completion of any premerger notification obligations or investigations under applicable competition laws or orders (the “Premerger Confirmation”).

f.	The parties will, within four (4) US business days after the later of (i) the date of receiving the TASE Approval and (ii) the date of the Premerger Confirmation, convene by teleconference, facsimile and electronic mail communication, and take the following action:

i.	Monsanto will furnish to Evogene details of the account in which the New Put Option Shares will be deposited.

ii.	Monsanto will wire transfer the New Put Option Investment Amount to Evogene’s bank account as detailed below or such other bank account as shall be detailed in the Exercise Notice:

First International Bank

Swift Code: FIRBILITXXX

Ramat Hachayal Branch, Branch no. 121

Payable to :Evogene Ltd.

Account no. 600555

Bank telephone number: +972-3-768-0200

Bank facsimile number: +972-3-649-5988

iii.	Evogene shall deliver to Monsanto the copy of a share certificate registered in the name of Evogene’s nominees company at such time representing the New Put Option Shares, unless the Ordinary Shares are then registered on the New York Stock Exchange (or such other United States stock exchange, as applicable) in which case the share certificate shall be registered in the name of the nominee designated by Monsanto.

iv.	Upon receipt of the New Put Option Investment Amount, Evogene undertakes to deliver to its nominees company the share certificate and other documentation necessary to enable the trade of the New Put Option Shares.

g.

In the event that either Evogene or Monsanto is not able, despite best efforts to do so, to provide the Premerger Confirmation within 45 days of receipt of the Exercise Notice by Monsanto (the “Waiting Period”), then Monsanto shall not be required to purchase the New Put Option Shares, and instead, within 7 days from the end of the

Waiting Period Monsanto shall pay to Evogene an amount equal to the Put Option Investment Amount less the Option Exercise Price (as defined below) (as converted from New Israeli Shekels to US Dollars on the date of payment) in exchange for an option to acquire all, but not less than all, of the applicable New Put Option Shares (the “Option”) for an aggregate exercise price in the amount of the aggregate par value of the New Put Option Shares (the “Option Exercise Price”). Such option shall: (i) be freely transferrable by Monsanto (subject only to applicable securities laws); (ii) be exercisable by Monsanto (or its transferee) at any time, subject to the limitations below and subject to Monsanto first determining whether there are any premerger notification obligations under applicable competition laws or orders, and if required by such laws or orders, after filing a premerger notification and receiving any permits that may be required under applicable competition laws or orders; (iii) require Evogene to provide at least 14 days advance notice to Monsanto of a sale of Evogene in which all shareholders (including Monsanto after exercise) are required to sell all shares of Evogene or a merger in which Evogene is not the surviving entity or the liquidation of Evogene, and Monsanto hereby undertakes to maintain all non-public information provided by Evogene in strictest confidence (each a “COC Event”); (iv) require Monsanto (or its transferee) to exercise the Option by not later than 4 days prior to a COC event (provided such 10 days’ notice is given), which exercise may be conditioned upon the Closing of such COC Event, or forfeit the right to purchase the New Put Option Shares; (v) shall expire upon the earlier of: (x) closing of a COC Event; or (y) 10 years from the date of the Option, and (vi) provide for customary adjustments to the number of New Put Option Shares and the Option Exercise Price for stock splits, stock dividends, repurchases of stock at above market prices and similar events. The 45-day holding period described in clause (a) above shall not apply in the event of an exercise of the Option immediately prior to a COC Event.

h.	Evogene shall use reasonable efforts to assist Monsanto in obtaining information and assistance reasonably necessary for Monsanto to make any filings with applicable taxing authorities that may be necessary as a result of Monsanto’s direct or indirect ownership of Evogene, including, without limitation, filings to claim tax-credits under Section 902 of the U.S. Internal Revenue Code of 1986, as amended; provided that, to the extent Evogene incurs an expense to a third party in complying with this covenant such expense will be borne by Monsanto.

3.	U.S. IPO

If prior to February 1, 2016 Monsanto purchases, directly or through a subsidiary, Evogene securities in the framework of a U.S. IPO, then the Put Option Investment Amount will be reduced by the amount actually invested by Monsanto in Evogene in the U.S. IPO. For example: if Monsanto invests in Evogene US$8,000,000 in a U.S. IPO, then upon such investment the Put Option Investment Amount shall be reduced to US$4,000,000 (US$12,000,000- US$8,000,000= US$4,000,000).

4.	Exercise Price Adjustments

The Maximum Exercise Price and the Minimum Exercise Price, shall be proportionately adjusted for any increase or decrease in the number of issued Ordinary Shares resulting from a split, reverse split, bonus share issuance, combination of the Ordinary Shares or any other increase or decrease in the number of issued Ordinary Shares effected without receipt of any consideration by Evogene. Evogene shall notify Monsanto in writing of any such adjustment, within 14 days thereof.

5.	Termination of the Original New Put Option and of Monsanto’s Right to a Director

The New Put Option (as defined in the Share Purchase Agreement) previously granted by Monsanto to Evogene pursuant to the Share Purchase Agreement (the “Original New Put Option”) is hereby terminated in its entirety.

Monsanto’s right to nominate a Director to the Company’s Board of Directors, pursuant to Section 8 of the Share Purchase Agreement, is hereby irrevocably terminated in its entirety. For clarification, notwithstanding the foregoing, commencing upon the Signing Date Monsanto shall have the right to nominate a non-voting observer to the Company’s Board of Directors, on the terms set forth in Section 8 of the Share Purchase Agreement.

6.	Representations of Monsanto

Monsanto hereby represents and warrants as follows:

a.	It is a public company formed under the laws of the State of Delaware, whose securities are listed for trade on the NY Stock Exchange.

b.	It has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Monsanto has duly and validly executed and delivered this Agreement, and assuming compliance by Evogene herewith, this Agreement when executed by Monsanto will constitute valid, binding and enforceable obligations of Monsanto in accordance with its terms.

c.	It has sufficient immediately available funds in cash to pay the Put Option Investment Amount and to satisfy any other obligations hereunder and in connection with the transactions contemplated hereby on the terms and conditions as set forth herein.

d.	It is aware that the New Put Option Shares will be subject to Section 15 of the Securities Law and the Securities Law Regulations (Details with Regard to Sections 15A to 15C of the Law), 2000, which imposes certain restrictions in respect of the tradability of the New Put Option Shares.

e.	On the date of this Agreement, it does not hold any securities of Evogene, directly or indirectly, other than those securities listed on the immediate report with respect to interested parties’ holdings, last filed by Evogene with the TASE prior to the Signing Date.

f.	No written or oral agreement or voting agreement exists between Monsanto and any of the holders of the other securities of Evogene or any other person or entity concerning their rights and/or holdings in Evogene.

g.	Except for the Premerger Confirmation which is required in the event Evogene exercises the New Put Option, no consents, approvals, authorizations or permits are required in connection with the consummation by Monsanto of the transactions contemplated by this Agreement.

h.	Monsanto will, whenever necessary, deliver to Evogene in English all data and information that is required for the purpose of publishing immediate reports pursuant to the Private Offering Regulations and the Securities Law Regulations (Periodic and Immediate Statements), 1970; provided, however, that Evogene shall provide reasonable assistance to Monsanto should Monsanto wish to approach a court or applicable regulatory authority to determine whether such additional information is required to be submitted and/or whether it may be submitted on a confidential basis.

i.	Monsanto understands that the New Put Option Shares have not been registered under the Securities Act and no public market now exists in the US for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist in the US for the Company’s securities.

Monsanto understands that the New Put Option Shares, when issued, will be “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Monsanto must hold the New Put Option Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Monsanto acknowledges that Evogene has no obligation to register or qualify the New Put Option Shares for resale in the U.S. Monsanto further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the New Put Option Shares, and on requirements relating to Evogene which are outside of Monsanto’s control, and which Evogene is under no obligation and may not be able to satisfy.

7.	Representations of Evogene

a.	It is a public company formed under the laws of the State of Israel, whose securities are listed for trade on the TASE.

b.	It has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Evogene has duly and validly executed and delivered this Agreement, and assuming compliance by Monsanto herewith, this Agreement when executed by Evogene will constitute valid, binding and enforceable obligations of Evogene in accordance with its terms.

c.	The Company has timely filed with the Israel Securities Authority (the “ISA”) and the TASE all the required reports and notices in accordance with the Securities Law and the Regulations (collectively, the “Reports”). The annual report for the year 2012 and the Reports filed by the Company since the publication thereof are incorporated herein by reference, were true, accurate and complete as of the date filed with the TASE and/or the ISA, as applicable, contain all the information that is necessary for a reasonable investor considering purchasing securities of the Company at the time of their publication and as of the date hereof, and no material information was omitted therefrom (except as set forth in the Share Purchase Agreement and the 2nd Amended and Restated Collaboration Agreement), the absence of which could mislead a reasonable investor.

d.	Evogene has received no valid notice from the TASE of any intention to delist its securities from trading and/or transfer of Evogene’s securities to a watch list, and has no reason to believe that the issuance of the New Put Option Shares would cause any of Evogene’s securities to be delisted from trading or transferred to a watch list.

e.	Except for the Premerger Confirmation, the TASE Approval and the issuance of the letters described in clause 2(b) which are required in the event Evogene exercises the New Put Option, no consents, approvals, authorizations or permits are required in connection with the consummation by Evogene of the transactions contemplated by this Agreement.

f.	Based solely on the number of Evogene shares held by Monsanto on the Signing Date, the number of Evogene shares that Monsanto would acquire upon exercise of the New Put Option at the Minimum Exercise Price, and the facts and circumstances known to Evogene on the Signing Date, and assuming that Monsanto acquires no additional shares of Evogene other than by virtue of exercise of the New Put Option and/or purchases in a US IPO that reduce the number of shares to be issued pursuant to the New Put Option and no other change to the facts and circumstances known to Evogene on the Signing Date relating to Monsanto or to Evogene, Evogene would not deem Monsanto to be a “controlling shareholder” of Evogene within the meaning of the Securities Law or the Israeli Companies Law – 1999 immediately after exercise of the New Put Option.

8.	Term and Termination

This Agreement shall become effective on and as of the Signing Date when it has been executed and delivered by each of the parties hereto, and when the 2nd Amended and Restated Collaboration Agreement has been executed and delivered by the parties, and shall terminate (without derogating from the effectiveness of Section 5 of this Agreement) upon the expiration of the New Put Option or, if the New Put Option is exercised in accordance with the terms hereof, upon the issuance of the New Put Option Shares.

9.	Miscellaneous

a.	The parties will effect all the acts and sign all the documents that will be reasonably required in order to accomplish and fully effectuate the provisions of this Agreement and the intention of the parties that are reflected by the contents thereof.

b.	This Agreement contains and expresses all the terms and conditions agreed between the parties with respect to the subject matter hereof. Any assurances, guarantees, written or verbal agreements, undertakings or representations regarding the subject matter of this Agreement, including memoranda of understanding, that have been given or made by the parties between them, but prior to the making of this Agreement, and which have not been expressly stated in this Agreement, will not add to nor derogate from the undertakings and rights prescribed in this Agreement or resulting therefrom, and the parties will not be bound thereby from the date of the signature of this Agreement onwards.

c.	No waiver, extension, concession or forbearance from exercising any right under this Agreement will be of any effect unless made by express document signed by the waiving party, and if made will only apply with respect to the specific instance mentioned in the document and will not derogate from any other rights of any of the parties under this Agreement. This Agreement may be amended only by a written agreement executed by both parties.

d.	None of the parties may assign or convey any undertaking or right which it has under this Agreement without the prior consent of the other party; provided that Monsanto shall be permitted to designate a subsidiary of Monsanto to be the direct purchaser of the New Put Option Shares, in which case Monsanto shall cause such subsidiary to observe and fulfill any and all obligations of Monsanto hereunder with respect to the purchase of the New Put Option Shares (and if requested by Evogene, to provide to Evogene the representations provided to Evogene pursuant to Section 6 of this Agreement, mutatis mutandis).

e.	Notices under this Agreement will be conveyed in writing to the addresses of the parties appearing at the preamble of this Agreement and to the email addresses detailed hereunder. Any notice sent by either of the parties to the other by registered mail will be deemed to have been received after four business days from the date of posting. Notice sent by fax or emailed will be deemed to have been received on the same business day on which it was sent (subject to despatch confirmation being furnished). Notice given by personal service will be deemed to have been received on the date of service.

Monsanto’s fax number and email address: (314)-694-2594, jennifer.l.woods@monsanto.com

Evogene’s fax number and email address: +972-8-946-6724, haviv@evogene.com

f.	In case any provision of the Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties hereto shall be obliged to draw up an arrangement in accordance with the meaning and the object of the invalid provision.

g.	Other than as to matters governed by Israeli corporate or securities laws, which shall apply in such cases, this Agreement, including all Appendices hereto, shall be governed exclusively by, and construed solely in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof. All disputes arising under this Agreement or in connection with the transactions hereunder shall be resolved exclusively in the competent court in the district of Tel-Aviv, Israel.

h.	This Put Option Agreement may be executed in two counterparts and by facsimile, each of which will be deemed an original and which together will constitute one instrument.

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In witness whereof the parties have set their hands on the date first above written:

/s/ Ofer Haviv	/s/ Thomas Ruff
Evogene Ltd.	Monsanto Company
Ofer Haviv	Thomas Ruff
President & CEO	Director, Biotech Strategy